Exhibit 99.1

   Atlantic Coast Federal Corporation Reports Third Quarter Results


    WAYCROSS, Ga.--(BUSINESS WIRE)--Oct. 31, 2007--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced results for the third quarter and nine months ended September 30, 2007. These interim results reflected continued growth in the Company's loan portfolio, which helped offset a year-over-year decline in net interest margin. However, current-year non-interest income declined from the prior-year periods, while non-interest expense increased, resulting in lower comparable earnings for the 2007 periods.

    For the third quarter of 2007, net income declined 48% to $789,000 or $0.06 per share from $1,518,000 or $0.11 per share in the third quarter of 2006. For the first nine months of 2007, net income declined 48% to $2,209,000 or $0.17 per share from $4,218,000 or $0.31 per share in the prior-year period.

    Commenting on the Company's results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to report continued growth in our traditional banking operations during a period of market instability caused by industry-wide credit quality concerns. It is gratifying that our progress comes at a time during which we also have concentrated an unprecedented focus on positioning our organization for long-term growth and market penetration. Fundamentally, our business remains solid, and we are enthusiastic about the outlook for growth as we gain increasing traction from key strategic initiatives, including recent organizational changes and the expected completion of our second-step offering in the fourth quarter of 2007. At the same time, we recognize that we are operating in a challenging real-estate lending environment, which may affect our growth, margins and credit quality, and we face the near-term impact of costs associated with some of our strategic initiatives. However, over the longer term, we expect these steps to result in improved performance for the Company through development of strong relationships within our community, which we believe, in turn, will provide greater value for our stockholders."

    The Company's total assets increased 9% to $915,748,000 at September 30, 2007, from $843,079,000 at December 31, 2006. Loans receivable, net totaled $669,225,000 at September 30, 2007, up 5% from $639,517,000 at December 31, 2006. Deposits rose 4% to $598,013,000 at the end of the third quarter of 2007 from $573,052,000 at December 31, 2006. Total stockholders' equity of $90,793,000 at September 30, 2007, was virtually unchanged from stockholders' equity of $91,087,000 at December 31, 2006.

    For the third quarter of 2007, net interest income increased 3% to $5,730,000 from $5,558,000 in the third quarter last year. This reflected primarily an increase in the balance of average interest-earning assets and higher rates, offset by a continued rise in funding costs due to highly competitive market conditions, especially in the northeast Florida market where the majority of the Company's growth is occurring. With these pressures and the impact of a flat yield curve, the Company's net interest margin for the third quarter improved two basis points to 2.70% compared with the second quarter of 2007, but was 34 basis points lower than the same quarter last year. Management believes the yield curve will continue to pressure net interest margins for the remainder of 2007. For the nine months ended September 30, 2007, net interest income increased 2% to $16,621,000 from $16,217,000 in the same period last year as net interest margin declined 36 basis points to 2.67% versus 3.03% in the first nine months of 2006.

    In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types and amount of loans in the loan portfolio, the source of origination of those loans, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, the stability of the residential real estate markets in which the Company originates and purchases loans, and prevailing national and local economic conditions. Given the geographic concentration of the Company's loan portfolio in the northeast Florida market, coupled with continued industry-wide credit quality concerns, management increased its allowance for loan losses to 0.86% of total loans as of September 30, 2007, versus 0.75% at June 30, 2007, and 0.72% at September 30, 2006.
The Company does not originate or purchase sub-prime loans for its portfolio.

    Non-performing loans relative to total loans increased to 1.05% at September 30, 2007, reflecting the recent addition of two northeast Florida commercial loans. One loan is a well-collateralized credit for which the Company believes no specific reserve is necessary. The second loan is secured by property that has encountered delays in completion and also has declined in value based on a recent appraisal; therefore, the Company established a specific reserve on this loan. This compared with 0.47% in both the second quarter of 2007 and the prior-year quarter. Net charge-offs on an annualized basis, however, continued to demonstrate a positive trend, reflecting a net recovery of 0.17% in the third quarter of 2007, due primarily to a $793,000 recovery on a commercial loan charged off in 2003, versus net charge-offs of 0.18% in the second quarter of 2007 and 0.02% in the third quarter of 2006.

    Net interest income, after provision for loan losses, decreased 6% to $5,292,000 in the third quarter of 2007 from $5,656,000 in the same period last year. Net interest income, after provision for loan losses, declined 4% to $15,378,000 in the first nine months of 2007 from $16,034,000 in the comparable 2006 period.

    Non-interest income for the third quarter declined 23% to $1,514,000 versus $1,963,000 in the prior-year period, primarily due to a decline in the fair value of interest rate swaps in the quarter and lower service charges and fees. Non-interest income for the first nine months of 2007 declined 11% to $5,402,000 from $6,040,000 for the prior-year period, reflecting a reduction in the fair value of interest rate swaps and lower service charges and fees, which was partially offset by reduced losses on securities available for sale.

    Non-interest expense for the third quarter rose 5% to $5,670,000 from $5,403,000 in the same period last year, primarily due to higher salaries related to organization changes and executive additions during 2007. Non-interest expense for the first nine months of 2007 increased 11% to $17,589,000 from $15,891,000 in the prior-year period, reflecting the same expense pressures seen in the third quarter as well as higher legal and accounting fees, and increased Federal Deposit Insurance Corporation premiums due to an increase in the assessment rate and a change in the timing of assessments. The Company's efficiency ratio was 78.27% in the third quarter compared with 81.40% in the second quarter of 2007 and 71.84% in the third quarter last year.

    Annualized return on average stockholders' equity for the third quarter and nine months ended September 30, 2007, was 3.47% and 3.23%, respectively, versus 6.44% and 5.98%, respectively, for the comparable periods last year. Annualized return on average total assets for the third quarter and nine months ended September 30, 2007, was 0.35% and 0.33%, respectively, compared with 0.78% and 0.73%, respectively, for the same periods in 2006.

    In September 2007, Atlantic Coast Federal Corporation's Board of Directors voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.15 per share. The new rate, paid on October 29, 2007, to stockholders of record as of October 12, 2007, represented a $0.01 increase over the previous dividend rate and marked the tenth consecutive quarterly increase in the rate since dividend declarations commenced in the first quarter of 2005.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    In May 2007, Atlantic Coast Federal Corporation and Atlantic Coast Federal, MHC adopted a plan to convert the Mutual Holding Company from the mutual-to-stock form of organization. In connection with this second-step offering, Atlantic Coast Bank formed Atlantic Coast Financial Corporation, a Maryland holding company, to become the new holding company of Atlantic Coast Bank. On October 12, 2007, a registration statement relating to these securities was declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                              Three Months Ended    Nine Months Ended
                                 September 30,        September 30,
                              -------------------  -------------------
                                2007      2006       2007      2006
                              --------- ---------  --------- ---------
Total interest income         $  14,263 $ 12,006   $  41,285 $  33,677
Total interest expense            8,533    6,448      24,664    17,460
                              --------- ---------  --------- ---------
Net interest income               5,730    5,558      16,621    16,217
Provision for (recovery of)
 loan losses                        438      (98)      1,243       183
                              --------- ---------  --------- ---------
Net interest income after
 provision for (recovery of)
 loan losses                      5,292    5,656      15,378    16,034
Non-interest income               1,514    1,963       5,402     6,040
Non-interest expense              5,670    5,403      17,589    15,891
                              --------- ---------  --------- ---------
Income before income taxes        1,136    2,216       3,191     6,183
Income tax expense                  347      698         982     1,965
                              --------- ---------  --------- ---------
Net income                    $     789 $  1,518   $   2,209 $   4,218
                              ========= =========  ========= =========
Basic and diluted earnings
 per share                    $    0.06 $   0.11   $    0.17 $    0.31
                              ========= =========  ========= =========
Weighted average shares
 outstanding:
    Basic                        13,168   13,471      13,164    13,497
                              ========= =========  ========= =========
    Diluted                      13,255   13,555      13,286    13,579
                              ========= =========  ========= =========

                                                   Sept. 30, Dec. 31,
                                                     2007      2006
                                                   --------- ---------
Total assets                                       $ 915,748 $ 843,079
Cash and cash equivalents                             49,903    41,057
Securities available for sale                        133,681    99,231
Loans receivable, net                                669,225   639,517
Total deposits                                       598,013   573,052
Federal Home Loan Bank advances                      156,000   144,000
Securities sold under agreements to purchase          63,500    29,000
Stockholders' equity                                  90,793    91,087


    Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2007 and 2006, may be found at the following link: http://www.irinfo.com/acfc/ACFC3Q07xzy.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended September 30, 2007, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


    CONTACT: For Atlantic Coast Federal Corporation:
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376